Exhibit 99.2

Dear fellow stakeholders,

I want to take a moment to share why 2026 is a pivotal year in Voyager’s journey to become a premier multi-modality neurotherapeutics company. In particular, I see three principal pillars of value emerging this year:

1.	Transformative year for tau, with two shots on goal
•	Biogen’s antisense oligonucleotide BIIB080 laid a compelling foundation for tau targeting, and Phase II data are expected mid-2026. If positive, this would demonstrate that tau knockdown is a viable therapeutic approach. Voyager’s own knockdown program, the one-time intravenous gene therapy VY1706, is expected to achieve first-in-human dosing in H2 2026.
•	Our multiple ascending dose trial of anti-tau antibody VY7523 is fully enrolled with tau PET imaging data expected in H2 2026. While third-party data have been mixed, we believe that the targeted epitope and specificity for pathological forms of the protein will matter, and that VY7523 is differentiated on both fronts.

2.	Validating brain-targeted capsids in humans
•	Four of our wholly owned and partnered I.V.-delivered, neuro gene therapy programs have advanced into or completed preclinical toxicology studies. We are optimistic about the potential to address the vast unmet need in neurological disease.
•	In addition to VY1706 (per above), Neurocrine has stated that it intends to initiate a clinical trial with NBIB-‘223 for Friedreich’s ataxia in 2026. In preclinical studies, I.V. administered NBIB-‘223 resulted in protein expression in the brain and heart – a first for the field.

3.	Demonstrating the value of Voyager NeuroShuttle™
•	In a proof-of-concept study using anti-amyloid antibodies, the ALPL-NeuroShuttle showed similar target engagement to a TfR shuttle after a single IV dose, but with more sustained brain exposure. We plan to provide data on NHP translatability, safety, and programs in 2026.
•	Our initial data have generated strong partnering interest – not only in our lead ALPL NeuroShuttle, but in our ability to identify additional novel receptors, a handful of which are already in evaluation.

In closing, I want to thank our team for our progress in 2025 and setting us up to advance multiple programs, validate our platforms, and build long-term shareholder value in 2026. We appreciate your continued support as we execute on these opportunities.

Sincerely,

Al Sandrock, M.D., Ph.D.

CEO of Voyager